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                                                                      Exhibit 11

             COLLABORATIVE CLINICAL RESEARCH, INC. AND SUBSIDIARIES

                        STATEMENT REGARDING COMPUTATION
                         OF NET INCOME (LOSS) PER SHARE
                     (In thousands, except per share data)

                                                           Three Months                       Six Months
                                                          Ended June 30,                     Ended June 30,
                                                   ---------------------------        ---------------------------
                                                     1996               1995            1996               1995
                                                   --------           --------        --------           --------
Net income (loss)                                  $   288            $  (287)        $   344            $  (413)
                                                   ========           ========        ========           ========

Weighted average common shares outstanding           3,306              2,463           2,960              2,463
Net effect of dilutive common share options
  and dilutive common share warrants - Note A          465                505             474                505
Net effect of preferred share dividends - Note B         -                138               -                138
                                                   --------           --------        --------           --------
Shares used in calculation of net income
  (loss) per common share                            3,771              3,106           3,434              3,106
                                                   ========           ========        ========           ========
Net income (loss) per common share - Note C        $  0.08            $ (0.09)        $  0.10            $ (0.13)
                                                   ========           ========        ========           ========

NOTE A - Common share options and warrants granted within a twelve month period preceding the proposed filing date of the Company's initial public offering are included as if they were outstanding for all periods presented. The dilutive effect of all options outstanding was calculated using the treasury stock method.

NOTE B - Preferred share dividends declared within a twelve month period preceding the proposed filing date of the Company's initial public offering are included as if they were outstanding for all periods presented. Preferred shares are convertible into common shares upon completion of the initial public offering.

NOTE C - Fully diluted net income (loss) per common share has not presented because it is immaterial.



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